                                                                    Exhibit 99.1

[NTL LOGO]

New York, New York, November 14, 2002 (OTC BB: NTLDQ; NASDAQ Europe: NTLI)

NTL Incorporated announces results for three and nine months ended September 30, 2002

THIRD QUARTER

o Third consecutive quarter of positive operating cash flow*

o Continued steady
progress despite a challenging business environment

o On track to emerge from
Chapter 11 protection

Financial Highlights **
(In (pound) millions)
(In (pound)millions)                    Q3 2002              Q3 2001
                                        -------              -------
REVENUE
NTL UK & IRELAND
Home                                  (pound)322           (pound)342
Business                                     146                  154
Broadcast                                     51                   48
Ireland                                       16                   11
                                      ----------           ----------
   Sub Total                                 535                  555

NTL EUROCO
Cablecom/Other                                80                   67
TV Programming                                 2                    5
                                               -                    -
   Sub Total                                  82                   72

Continuing Operations                        617                  627
Discontinued Operations                        -                   25
                                      ----------           ----------
Total Revenues                               617                  652

EBITDA
Continuing Operations                        182                  126
Discontinued Operations                        -                    6
                                      ----------           ----------
Total EBITDA *                        (pound)182           (pound)132



EBITDA*

Total EBITDA Margin % *                     29.5%                20.3%
--------------------------------------------------------------------------------
*Positive operating cash flow is defined as EBITDA minus capital expenditure. The components of EBITDA as defined by the Company are set forth in the results summarized under the heading "Financial Results for the three months ended September 30, 2002". This definition is consistent across the periods referred to in this release.

** Discontinued operations comprise NTL Australia, CWC Off-Net and 1G Networks. The financial results and commentary on pages 9 to 20 are shown in accordance with FAS 144 and therefore include NTL UK & Ireland and NTL Australia within discontinued operations of NTL Incorporated. CWC Off-Net and 1G Networks were not accounted for as discontinued operations in accordance with US GAAP in effect at the time.

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                                       2


RECAPITALIZATION UPDATE

We announced on May 8, 2002 that we had filed in a U.S. Court (the "Court") our previously announced Chapter 11 "prearranged" plan of reorganization under U.S. law ("the Plan"). Under the Plan, approximately $10.9 billion in debt will be converted to equity in two reorganized companies - NTL UK & Ireland, and NTL Euroco.

On July 3, 2002 we announced that NTL had obtained final approval from the Court in which its United States Chapter 11 cases were pending, for the previously announced Debtor-in-Possession ("DIP") financing. The Court approved the $630 million DIP facility, which included $500 million in new financing provided by certain of the Company's bondholders or their affiliates. This financing has provided the Company sufficient liquidity to continue ordinary operations throughout the Chapter 11 process. The DIP financing becomes repayable on the earlier of December 1, 2002 or on our emergence from Chapter 11, unless the maturity is extended by the lenders.

On September 5, 2002, following a successful vote from the Company's stakeholders to accept the Plan, the Court confirmed the Plan, clearing the way for NTL's emergence from Chapter 11 protection. Consummation of the Plan remains subject to the satisfaction or waiver of the conditions set forth in the Plan, which include obtaining an exit financing facility and obtaining the agreement of our lending banks in the UK to that facility as well as certain amendments to the existing facilities acceptable to the Company and the official Creditors' Committee. NTL is taking all steps to meet these conditions in an effort to consummate the Plan and emerge from Chapter 11 in November 2002.


BUSINESS REVIEW

NTL UK & IRELAND

During the third quarter NTL has continued to prioritize improvements in EBITDA, cash flow, and customer service, and to lay the foundations for economically prudent future growth. NTL Incorporated and NTL UK & Ireland achieved their third consecutive quarter of positive operating cash flow.

NTL Home

NTL Home's third quarter results from continuing operations included revenues of (pound)322 million ($500m) and EBITDA of (pound)140 million ($217m). These results are in line with our stated intentions of conserving cash, and reducing costs and capital expenditure. Q3 2002 EBITDA was 36% higher than Q3 2001 and revenues were down by 6%. Continuing improvements in EBITDA margins have been achieved by improving the revenue mix and by reducing SG&A and operating costs. Revenues were lower year over year because of the anticipated decline in customer numbers.

Monthly ARPU (average revenue per unit) was (pound)39.80 for Q3 2002, (excluding former customers of BT cable), an increase of (pound)0.30 per month compared with Q3 2001. On an annualized basis, ARPU is (pound)477.60. Third quarter ARPU is typically

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                                       3


lower than second quarter ARPU due to a seasonal decline in telephony usage over the summer holiday months.

A combination of reduced churn and sharply increasing gross customer additions gave NTL its smallest net decline in customer numbers since 2001. New customer connections increased from 49,000 in Q2 to 84,000 in Q3, reflecting the growing strength of the Company's broadband internet and bundled cable TV and telephone packages. Customer disconnects declined from 119,000 in Q2 to 113,000 in Q3, resulting in an annualised churn rate of 16.4%. Total revenue generating units increased from 4,837,600 in Q2 to 4,870,900, a gain of 33,300 in the quarter.

Broadband customers increased to 380,600 in the period, a gain of 105,000 in the quarter. As of today, we have approximately 450,000 broadband customers. Total customers at the end of Q3 stood at 2,667,000, a decline of 29,000 in the quarter, compared with declines of approximately 70,000, 73,000, and 42,000 in the previous three quarters going back to Q4 2001.

During 2002 NTL has been migrating its dial-up internet subscribers from a free service to one or more paid services, including broadband. This process was completed in October 2002 resulting in over 425,000 customers in total having migrated to pay internet services, principally to broadband, and 171,000 customers discontinuing use in October.

NTL Home - Customer Statistics year to date as of September 30, 2002:

                                                 Q3           Q2           Q1
                                                 --           --           --
Total Customers                             2,667,000    2,696,200    2,766,600
         Customer additions                    84,000       49,000       54,000
         Customer disconnects                 113,000      119,000      127,000
         Net customer movement                (29,000)     (70,000)     (73,000)
         Churn (annualised)                      16.4%        17.1%        17.9%
Revenue Generating Units*                   4,870,900    4,837,600    4,893,300
         Television                         2,065,300    2,109,100    2,186,000
         Telephone                          2,425,000    2,452,900    2,524,000
         Broadband                            380,600      275,600      183,300
Service Units                               5,528,500    5,535,900    5,612,800
         Internet dial-up and DTV access      486,600      496,800      337,700
         Internet dial-up free use**          171,000      201,500      381,800
Average Revenue Per User                 (pound)39.80 (pound)40.54 (pound)40.07

* The US Cable industry does not recognize dial-up internet customers as RGUs, although they are now revenue generating for NTL.

** Service to these free use customers was discontinued in October.



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                                       4



NTL Business

NTL Business' third quarter results from continuing operations included revenues of (pound)146 million ($226m) a 5% decrease over the prior year, and EBITDA of (pound)56 million ($87m), a 3% decrease from Q3 2001. The second quarter maintained a focus on our core, on-net telephony business whilst continuing to grow our mobile and Virtual Internet Service Provider businesses, in what continues to be a difficult trading environment.

New business successes included signing an eight-year (pound)29 million ($46m) contract with Cambridgeshire County Council to bring broadband services to council offices, schools, libraries and community access points across the county.

NTL Broadcast

NTL Broadcast's third quarter results from continuing operations included revenues of (pound)51 million ($80m), an increase of 6% over the prior year, and EBITDA of (pound)27 million ($43m), an EBITDA increase of 4% over Q3 2001.

Revenues remained nearly flat quarter on quarter, partly due to the market for occasional video services being typically quiet during July and August and partly because of the early termination of certain contracts primarily related to the closure of ITV Digital.

NTL Ireland

NTL Ireland's third quarter results included revenues of (pound)16 million ($24m), a 45% increase from Q3 2001, and EBITDA of (pound)4 million ($7m), a 100% increase from Q3 2001 EBITDA.

NTL Ireland continues to grow its digital subscriber base with a total of 29,000 digital customers, out of a total customer base of 368,000, at the end of the third quarter. The business sector continues to increase and contribute to EBITDA growth.

Shared Services

Shared services costs of (pound)62 million ($97m) in Q3 2002 declined by 19% compared with Q3 2001, as a result of cost reduction and efficiency improvements in Networks, IT, Finance, HR and Site Services. The Company is continuing to explore opportunities to shift responsibility of these cost centres, wherever possible, to the appropriate profit centres to gain additional efficiencies and cost savings.

Capital Expenditure - UK & Ireland

UK capital expenditure from continuing operations was (pound)133 million ($207m) in Q3 2002. Capital expenditure in Ireland was (pound)3 million ($5m) in Q3 2002. UK capital expenditure increased during Q3 compared with Q2, as a result of higher broadband growth, the completion of certain projects in Business, and the ramp-up of our integrated billing systems project.

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                                       5


NTL EUROCO

NTL Europe

NTL Europe consists of wholly owned Cablecom (Switzerland), as well as equity investments in B2 in Sweden (34%), Noos in France (27%) and iesy (formerly known as eKabel) in Germany (32.5%). Under the proposed terms of the recapitalization plan, NTL's investment in Noos will be transferred to France Telecom.

Cablecom

Cablecom's third quarter results included revenues of (pound)79 million ($123m), a 20% increase from Q3 2001, and EBITDA of (pound)23 million ($36m), a 28% increase from Q3 2001.

Revenue increased approximately 10% from the second quarter due to increased broadband take-up (ending the quarter with approximately 117,000 customers) and increased corporate revenues, as well as a one-time increase in revenue driven by a discounted inventory sell-off in Cablecom's retail outlets. The sell-off was in anticipation of the sale of the retail business to FUST, a transaction that closed in the first week of October.

Continuing focus on EBITDA growth and return on investment were the priority throughout the European franchises for Q3 2002. EBITDA improvement is a result of increased focus on a profitable revenue mix, as well as the impact of process improvement in network operations and cost reduction programs.

In May 2002, in conjunction with NTL's recapitalization plan, the banking syndicate for Cablecom agreed a plan for the continued funding of Cablecom until April 30, 2003, which may be extended by the relevant banks to December 31, 2003. In addition, NTL anticipates engaging UBS Warburg to advise in connection with an outside investment in, or sale of, all or part of the Cablecom group.

Capital Expenditure - Europe

Capital expenditure at NTL Europe from continuing operations amounted to (pound)23 million ($36m) for Q3 2002. The Company has significantly reduced the amount of capital expenditure as compared with 2001. Network upgrades have either been completed or postponed, and incremental capital expenditure is generally success-based.

Equity Investments

iesy, NTL Europe's 32.5% owned asset in Germany, has suspended its network upgrade program (which is focussed on the expansion of its cable network in Hessen to provide broadband cable modem services initially, and later digital television) pending progress of a restructuring of iesy's capital structure. iesy has recently retained advisors to assist it in a restructuring of its outstanding debt.

B2, NTL Europe's 34% owned asset in Sweden, ended the third quarter with approximately 85,000 customers and with penetration of approximately 36% of homes marketed.

Noos, NTL Europe's 27% owned asset in France, ended Q3 2002 with over 136,000 cable modem subscribers and over 375,000 digital TV subscribers.

Premium TV

Revenues from our subsidiary Premium TV (PTV) in Q3 2002 were (pound)2 million ($4m) and EBITDA losses were (pound)6 million ($9m). In September 2002, PTV and The Football League announced that they had agreed a new business structure for their FLPTV Internet joint venture. The Football League will receive an initial (pound)5 million in rights fees, after which the clubs and the Football League will receive 80% of all revenues generated by the business until they have received (pound)35 million; the amount they would have received in rights fees under the terms of the old deal.


Other Q3 and recent Developments

On September 5, 2002, the new NTL UK and Ireland, and the NTL Euroco Boards of Directors which will come into effect on emergence from Chapter 11 protection were announced.

On November 7, 2002, NTL announced the resignation of Stephen Carter as MD and Chief Operating Officer, NTL UK & Ireland with effect from the end of the year. Barclay Knapp, President and CEO of NTL UK & Ireland, will assume full responsibility for the business.


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                                       7


Financial Review *
Revenue Summary (in (pound) millions)

---------------------------------------------------------------------------------------------------------------------
                                          Q3-2002         Q2-2002          Q1-2002          Q4-2001         Q3-2001
---------------------------------------------------------------------------------------------------------------------

Continuing Operations
    NTL UK & IRELAND

    Home                              (pound) 322     (pound) 334      (pound) 340      (pound) 352     (pound) 342

    Business
      Retail                                   55              55               56               62              58
      MNS                                      76              74               74               72              72
      Carrier Services                         15              18               21               18              24
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                146             147              151              152             154

    Broadcast
      Media                                    40              42               39               41              38
      Wireless                                 11              10               10               11              10
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 51              52               49               52              48

    Ireland                                    16              15               14               12              11

                                   ---------------  --------------   --------------  ---------------  --------------
    TOTAL NTL UK & IRELAND                    535             548              554              568             555

    NTL EUROCO

    Cablecom/Other**                           80              73               66               73              67
    Premium TV                                  2               6                7               13               5

                                   ---------------  --------------   --------------  ---------------  --------------
   TOTAL NTL EUROCO                            82              79               73               86              72

    TOTAL REVENUE - CONTINUING        (pound) 617     (pound) 627      (pound) 627      (pound) 654     (pound) 627
    OPERATIONS

Discontinued Operations

    NTL UK & Ireland
      CWC Off-Net                     (pound)   -     (pound)   -      (pound)   -      (pound)   4     (pound)  12

    NTL EUROCO
      Australia                                                                 12               11              11
      1G Networks                               -               -                -                2               2

                                   ---------------  --------------   --------------  ---------------  --------------
TOTAL REVENUE  - DISCONTINUED         (pound)   -     (pound)   -      (pound)  12      (pound)  17     (pound)  25
OPERATIONS

    TOTAL REVENUES                    (pound) 617     (pound) 627      (pound) 639      (pound) 671     (pound) 652
---------------------------------------------------------------------------------------------------------------------

* During the second half of 2001 the UK Businesses commenced a major reorganization into the three main trading divisions, Home, Business and Broadcast, supported by a smaller Shared Services division. This reorganization became fully effective from January 2002. In addition, pursuant to the terms of the Plan, Malaysia, Thailand and Spain are included in NTL Euroco. The Revenue and EBITDA analysis in the Financial Review is presented in the revised structure and prior period comparatives have been restated accordingly.

** The Cablecom revenue and operating expenses in 2001 have been adjusted. These adjustments had no effect on EBITDA in any quarter.

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                                       8


EBITDA Summary (in (pound) millions)

----------------------------------------------------------------------------------------------------------------------
                                          Q3-2002         Q2-2002          Q1-2002         Q4 -2001         Q3-2001
----------------------------------------------------------------------------------------------------------------------

Continuing Operations
    NTL UK & IRELAND

    Home                              (pound) 140     (pound) 141      (pound) 134      (pound) 122     (pound) 103

    Business
      Retail                                   22              23               23               29              21
      MNS                                      23              23               18               21              18
      Carrier Services                         11              13               15               15              19
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 56              59               56               65              58

    Broadcast
      Media                                    21              23               21               19              22
      Wireless                                  6               5                4                4               4
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                                 27              28               25               23              26

    Shared Services
      Networks                               (13)            (16)             (14)             (10)            (20)
      Corporate Support/IT                   (49)            (48)             (48)             (40)            (57)
                                   ---------------  --------------   --------------  ---------------  --------------
         Total                               (62)            (64)             (62)             (50)            (77)

    Ireland                                     4               4                3                3               2

                                   ---------------  --------------   --------------  ---------------  --------------
    TOTAL NTL UK & IRELAND                    165             168              156              163             112

    NTL EUROCO

    Cablecom/Other                             23              21               18               24              18
    Premium TV                                (6)            (15)              (2)             (33)             (4)

                                   ---------------  --------------   --------------  ---------------  --------------
    TOTAL NTL EUROCO                           17               6               16              (9)              14

    TOTAL EBITDA - CONTINUING         (pound) 182     (pound) 174      (pound) 172      (pound) 154     (pound) 126
    OPERATIONS

Discontinued Operations

    NTL UK & IRELAND
      CWC Off-Net                     (pound)   -     (pound)   -      (pound)   -      (pound)   1     (pound)   4

    NTL EUROCO
      Australia                                 -               -                5                5               5
      1G Networks                               -               -                -              (1)             (3)

                                   ---------------  --------------   --------------  ---------------  --------------
    TOTAL EBITDA - DISCONTINUED       (pound)   -     (pound)   -      (pound)   5      (pound)   5     (pound)   6
    OPERATIONS

    TOTAL EBITDA                      (pound) 182     (pound) 174      (pound) 177      (pound) 159     (pound) 132
----------------------------------------------------------------------------------------------------------------------

                    NTL Communications Corp. and subsidiaries
         Financial Results for the three months ended September 30, 2002
                                 (in $ millions)


                                                           Three Months Ended
                                                             September 30,
                                                       -----------------------
                                                           2002        2001
Revenues
Consumer telecommunications and television                $524.0      $523.0
Business telecommunications                                226.3       221.7
Broadcast transmission and other                            80.0        71.3
                                                       ----------- -----------
                                                           830.3       816.0
Costs and expenses
Operating expenses                                         383.6       397.6
Selling, general and administrative expenses               189.9       252.6
                                                       ----------- -----------
                                                           573.5       650.2
                                                       ----------- -----------
EBITDA                                                     256.8       165.8

Other charges                                               28.5        27.9
Corporate expenses                                         290.9         3.7
Non-cash compensation                                        -          30.6
Depreciation and amortization                              402.1       597.9
                                                       ----------- -----------
Operating (loss)                                          (464.7)     (494.3)

Other income (expense)
Interest income and other, net                               1.6         4.9
Interest expense (contractual $369.2 in 2002)             (100.9)     (303.1)
Share of (losses) from equity investments                   (3.5)       (3.8)
Foreign currency transaction gains (losses)                 22.1       (14.1)
                                                       ----------- -----------
(Loss) before recapitalization items and income taxes     (545.4)     (810.4)
Recapitalization items, net                                (32.6)        -
Income tax benefit                                          10.4         1.2
                                                       ----------- -----------
Net (loss)                                               $(567.6)    $(809.2)
                                                       =========== ===========



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                                       10


                    NTL Communications Corp. and subsidiaries
         Financial Results for the nine months ended September 30, 2002
                                 (in $ millions)



                                                             Nine Months Ended
                                                               September 30,
                                                         -----------------------
                                                              2002        2001
Revenues
Consumer telecommunications and television                 $1,538.5    $1,537.1
Business telecommunications                                   655.6       618.5
Broadcast transmission and other                              231.9       207.8
                                                         ----------- -----------
                                                            2,426.0     2,363.4
Costs and expenses
Operating expenses                                          1,128.7     1,180.3
Selling, general and administrative expenses                  565.6       775.1
                                                         ----------- -----------
                                                            1,694.3     1,955.4
                                                         ----------- -----------
EBITDA                                                        731.7       408.0

Other charges                                                  32.2        53.2
Corporate expenses                                            301.3        13.8
Non-cash compensation                                           -          30.6
Depreciation and amortization                               1,096.9     1,877.1
                                                         ----------- -----------
Operating (loss)                                             (698.7)   (1,566.7)

Other income (expense)
Interest income and other, net                                 19.7        21.2
Interest expense (contractual $1,041.8 in 2002)              (652.3)     (895.7)
Share of (losses) from equity investments                      (3.0)      (10.7)
Foreign currency transaction gains (losses)                   (47.4)        4.3
                                                         ----------- -----------
(Loss) before recapitalization items and income taxes      (1,381.7)   (2,447.6)
Recapitalization items, net                                   (95.8)        -
Income tax benefit                                             33.0         3.7
                                                         ----------- -----------
Net (loss)                                                $(1,444.5)  $(2,443.9)
                                                         =========== ===========


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                                       11



Discussion of Third Quarter Results of NTL Communications Corp. and subsidiaries

NTL Communications Corp. and subsidiaries is comprised of the business and operations that are also known as NTL UK and Ireland ("New NTL"). New NTL will be separated from NTL Incorporated upon the consummation of our recapitalization plan.

New NTL provides a broad range of communication services, including: (i) consumer telecommunications and television, (ii) business telecommunications and
(iii) broadcast transmission and other related services. The consumer telecommunications and television services comprise broadband services to consumer markets including residential telephone, analog and digital cable television, narrowband and broadband Internet access, and interactive services. Business telecommunications consists of broadband services to business markets, comprising business telecommunications, national and international carrier telecommunications, narrowband and broadband Internet services, and managed network services. The broadcast transmission and other services include digital and analog television and radio broadcast transmission services, satellite and media services for programmers, news agencies, sports broadcasters and production companies, and tower site rental and associated services to a variety of carriers operating wireless networks.

As expected, New NTL's growth in 2002 has been curtailed by funding constraints. Although New NTL's current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, cash constraints present many challenges to the successful execution of the business plan. New NTL is conserving cash by minimising capital expenditure including expenditure to connect new customers to its network. In order to maintain revenues and cash from operations while reducing the number of new customers, New NTL must reduce and limit customer churn. New NTL continues to focus on improving our customer service and increasing its service offering to customers in an effort to curtail and reduce churn. New NTL is in the process of integrating its various billing systems and customer databases in an effort to improve one of the main tools it uses to provide customer service. This effort is at an early stage although four franchise areas have been partially migrated through September 30, 2002. Although the new system does not yet support our full suite of services, New NTL expects to substantially complete the project by the fourth quarter of 2003. The total project cost is estimated to be approximately (pound)63.0 million, of which New NTL has incurred approximately (pound)14.2 million through September 30, 2002. New NTL cannot be certain that this project will be successful. If the full integration is not successful, New NTL could experience an adverse effect on customer service and on its costs of maintaining these systems going forward.

New NTL's plan to reduce churn and to increase ARPU includes an increase in broadband services to its existing customers. New NTL believes that its triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to its existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is still significant competition in New NTL's markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT.

If New NTL is unable to charge the prices for these services in the future that it anticipates in its business plan in response to competition or if its competition is able to attract its customers, its results of operations will be adversely affected.

New NTL currently expects to incur restructuring charges in the fourth quarter of 2002 of approximately (pound)20 million as part of its continuing effort to reduce operating costs and re-size certain business units. The charges will include employee severance and related costs, and other costs to exit business activities.

Media speculation regarding New NTL's financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of its business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect its reputation. One of the key strategies in its business plan is to increase its penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding its financial condition and the effect of that publicity on its brand name, New NTL has found it difficult to increase market share. New NTL believes its recapitalization process and the general unfavourable climate for alternative telecom carriers affected its revenues in the first nine months of 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even if New NTL successfully completes the recapitalization process, there is no assurance that the negative publicity will not adversely impact its results of operations or have a long-term negative effect on its brand.

In addition, this uncertainty may adversely affect New NTL's relationships with suppliers. If suppliers become increasingly concerned about its financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect its cash conservation measures and its results of operations. However, this did not have a significant effect on results of operations or cash flows in the first nine months of 2002.

There can be no assurance that NTL will successfully consummate the Plan in a timely manner in order to sustain its operations.

Ongoing reviews of certain balance sheet accounts have indicated that there may be provisions that may no longer be necessary in light of the resolution of the issues and other liabilities that such provisions sought to address. The process of making this determination is expected to be completed in the fourth quarter of 2002, and could result in at least an approximate (pound)30 million increase in EBITDA for the twelve months ending December 31, 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, assumptions and judgements that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. New NTL's determination of the amount of labor and overhead to capitalize in connection with the design and installation of fixed assets, and its recording of provisions for liabilities, requires the use of such estimates, assumptions and judgements.

As a result of capital constraints imposed on its business, New NTL has been engaged in a process of reducing its expenditure in a variety of areas, including those related to expanding its customer base, and those related to service arrangements with third parties that provide capital improvements as part of their services. These measures, as well as the significant restructuring of New NTL's business in 2002 in terms of headcount reduction and departmental reorganization, have caused New NTL to reassess whether for some 2002 expenditures, assumptions and estimates relating to the allocation of those costs between capital and operating expense need to be revised. This study is not sufficiently complete to book any changes, but is expected to be completed in the fourth quarter of 2002, and could result in up to an approximate (pound)45 million increase in expense (and the resulting equivalent reduction in EBITDA and fixed assets) for the twelve months ending December 31, 2002.

The results of continuing operations on page 9 and 10 for the three and nine months ended September 30, 2001 includes CWC Off-Net, which was sold in the fourth quarter of 2001.

Consolidated revenues increased by 1.8% to $830.3 million in the three months ended September 30, 2002, as compared with $816.0 million in the three months ended September 30, 2001. Consolidated revenues in UK pounds decreased to (pound)534.5 million from (pound)567.3 million.

In the three months ended September 30, 2002 and 2001, the United Kingdom accounted for 97.1% and 98.2%, respectively and Ireland accounted for 2.9% and 1.8%, respectively of total consolidated revenues.

In the three months ended September 30, 2002 and 2001, consumer telecommunications and television revenues were 63.1% and 64.1%, respectively, business telecommunications revenues were 27.3% and 27.2%, respectively and broadcast transmission and other revenues were 9.6% and 8.7%, respectively of total consolidated revenues.

Consumer telecommunications and television revenues increased to $524.0 million from $523.0 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased to (pound)337.3 million from (pound)363.6 million. The decrease in revenues was primarily due to the sale of part of New NTL's indirect access telephony business in October 2001 that accounted for (pound)11.7 million of consolidated revenues in the three months ended September 30, 2001. Consumer telecommunications and television revenues have also been affected by a reduction in the customer base due to disconnects, lower telephony usage and fewer premium package television customers. This decrease was partially offset by price increases and upselling new services to customers.

Business telecommunications revenues increased to $226.3 million from $221.7 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds decreased to (pound)145.8 million from (pound)154.2 million. In the three months ended September 30, 2001, New NTL recognized approximately (pound)8.0 million of deferred revenue due to the termination of a long-term contract. The reduction in revenue also results from a lack of major installations and orders and a decline in carrier revenues as compared to the three months ended September 30, 2001.

Broadcast transmission and other revenues increased to $80.0 million from $71.3 million. These revenues in UK pounds increased to (pound)51.4 million from (pound)49.5 million. The increase reflects the roll-out of digital radio services around the UK and the increased demand for wireless infrastructure by wireless services operators. New NTL expects longer term growth in broadcast services to be driven primarily by contracts related to the increased demand for wireless infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

Operating expenses (including network expenses) decreased to $383.6 million from $397.6 million primarily as a result of decreases in telephony interconnection and television programming costs. Operating expenses as a percentage of revenues declined to 46.2% in 2002 from 48.7% in 2001.

Selling, general and administrative expenses decreased to $189.9 million from $252.6 million, which reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 22.9% in 2002 from 31.0% in 2001.

Other charges of $28.5 million in the three months ended September 30, 2002 include asset impairment charges of $26.6 million and restructuring charges of $1.9 million. Other charges of $27.9 million in the three months ended September 30, 2001 were for information technology integration and for business rationalization consulting. Asset impairment charges of $26.6 million in 2002 are non-cash charges to write-down certain fixed assets of New NTL's consumer segment to their estimated fair values based on its assessment that their carrying value was not recoverable. Restructuring charges of $1.9 million in 2002 include severance and related expenses of $1.6 million and agreement modification costs of $0.3 million.

Corporate expenses increased to $290.9 million from $3.7 million as a result of non-cash charges of $287.7 million for allowances for potentially uncollectable receivables from NTL Incorporated and certain of its subsidiaries. Corporate expenses would otherwise have decreased due to a decrease in legal, accounting, other professional and employee related costs.

New NTL recognized non-cash compensation expense of $30.6 million in the third quarter of 2001 as a result of a modification of the expiration date of certain options to purchase NTL Incorporated common stock.

Depreciation and amortization decreased to $402.1 million from $597.9 million. Depreciation expense increased to $385.6 million from $309.6 million primarily due to an increase in depreciation of telecommunications and cable television equipment. Amortization expense decreased to $16.5 million from $288.3 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the three months ended September 30, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $276.1 million, would have been $12.2 million.

Interest expense decreased to $100.9 million from $303.1 million as a result of the application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with the Plan, New NTL does not intend to make future interest payments on its outstanding publicly traded notes, except notes issued by NTL Triangle (a non-debtor) and, upon emergence from the Chapter 11 proceedings, Diamond Holdings Limited. New NTL's contractual interest for the three months ended September 30, 2002 was $369.2 million. The increase in contractual interest expense in 2002 as compared with 2001 is primarily due to additional borrowings under credit facilities and the increase in the accretion of original issue discount on certain deferred coupon notes subsequent to September 30, 2001. Interest of $178.5 million and $303.2 million was paid in cash in the three months ended September 30, 2002 and 2001, respectively.

Foreign currency transaction gains (losses) were gains of $22.1 million in the three months ended September 30, 2002 and losses of $14.1 million in the three months ended September 30, 2001. The change is primarily due to the effect of changes in exchange rates. NTL Communications Corp. and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of its foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Recapitalization items, net, were $32.6 million in the three months ended September 30, 2002 including $9.5 million for employee retention related to substantially all of New NTL's UK employees and $23.9 million for financial advisor, legal, accounting and consulting costs. These costs are net of $0.8 million of interest earned on accumulated cash since the Chapter 11 filing on May 8, 2002. NTL expects to incur approximately $26.0 million in additional recapitalization costs (exclusive of UK bank facilities amendment fees) until it completes the process.

Net loss was $567.6 million and $809.2 million in the three months ended September 30, 2002 and 2001, respectively. This change was the result of the factors discussed above, particularly the $271.8 million reduction in amortization expense and the $202.2 million reduction in interest expense, offset by the $287.2 million increase in corporate expenses.

                        NTL Incorporated and subsidiaries
         Financial Results for the three months ended September 30, 2002
                      (in $ millions except per share data)



                                                            Three Months Ended
                                                               September 30,
                                                           ---------------------
                                                              2002        2001

Revenues                                                     $127.2      $106.4

Costs and expenses
Operating expenses                                             66.2        45.7
Selling, general and administrative expenses                   35.5        44.0
                                                           --------- -----------
                                                              101.7        89.7
                                                           --------- -----------
EBITDA                                                         25.5        16.7

Other charges                                                  16.3         3.3
Corporate expenses                                              3.2        11.4
Depreciation and amortization                                  86.4       142.7
                                                           --------- -----------
Operating (loss)                                              (80.4)     (140.7)

Other income (expense)
Interest income and other, net                                  2.0        11.9
Interest expense (contractual $62.4 in 2002)                  (36.3)      (51.1)
Share of (losses) from equity investments                     (81.4)      (48.2)
Foreign currency transaction gains (losses)                     1.6        (5.9)
                                                           --------- -----------
(Loss) before recapitalization items, income taxes and
   discontinued   operations                                 (194.5)     (234.0)
Recapitalization items, net                                    10.1         -
Income tax benefit                                             14.7        12.7
                                                           --------- -----------
(Loss) from continuing operations                            (169.7)     (221.3)
Discontinued operations                                      (279.1)     (810.2)
                                                           --------- -----------
Net (loss)                                                   (448.8)   (1,031.5)
Preferred stock dividends (contractual $87.6 in 2002)          (1.6)      (88.7)
                                                           --------- -----------
Net (loss) available to common shareholders.                $(450.4)  $(1,120.2)
                                                           ========= ===========

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations                           $(.62)     $(1.12)
  (Loss) from discontinued operations                         (1.01)      (2.93)
                                                           --------- -----------
  Net (loss) per common share                                $(1.63)     $(4.05)
                                                           ========= ===========

  Weighted average shares                                     276.6       276.5
                                                           ========= ===========

                        NTL Incorporated and subsidiaries
         Financial Results for the nine months ended September 30, 2002
                      (in $ millions except per share data)



                                                            Nine Months Ended
                                                               September 30,
                                                         -----------------------
                                                              2002        2001

Revenues                                                     $348.3      $313.1

Costs and expenses
Operating expenses                                            170.6       126.6
Selling, general and administrative expenses                  120.6       134.5
                                                         ----------- -----------
                                                              291.2       261.1
                                                         ----------- -----------
EBITDA                                                         57.1        52.0

Other charges                                                  31.9         3.3
Corporate expenses                                             14.4        33.1
Depreciation and amortization                                 218.4       419.9
                                                         ----------- -----------
Operating (loss)                                             (207.6)     (404.3)

Other income (expense)
Interest income and other, net                                 17.5         9.8
Interest expense (contractual $167.3 in 2002)                (133.2)     (143.3)
Share of (losses) from equity investments                    (168.1)     (141.8)
Foreign currency transaction gains (losses)                     6.8       (15.4)
                                                         ----------- -----------
(Loss) before recapitalization items, income taxes and
   discontinued   operations                                 (484.6)     (695.0)
Recapitalization items, net                                   (11.6)        -
Income tax benefit                                             40.1        38.6
                                                         ----------- -----------
(Loss) from continuing operations                            (456.1)     (656.4)
Discontinued operations                                    (1,154.7)   (2,447.2)
                                                         ----------- -----------
Net (loss)                                                 (1,610.8)   (3,103.6)
Preferred stock dividends (contractual $279.4 in 2002)       (143.5)     (229.6)
                                                         ----------- -----------
Net (loss) available to common shareholders.              $(1,754.3)  $(3,333.2)
                                                         =========== ===========

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations                          $(2.17)     $(3.21)
  (Loss) from discontinued operations                         (4.17)      (8.88)
                                                         ----------- -----------
  Net (loss) per common share                                $(6.34)    $(12.09)
                                                         =========== ===========

  Weighted average shares                                     276.6       275.8
                                                         =========== ===========

Discussion of Third Quarter Results of NTL Incorporated and subsidiaries

NTL Incorporated and subsidiaries is comprised of the business and operations that are also known as NTL Europe ("Euroco"). Euroco also owns 100% of New NTL, which will be separated from Euroco upon the consummation of our Plan. On April 2, 2002, Euroco completed the sale of its Australian broadcast business (referred to as NTL Australia). New NTL and NTL Australia are accounted for as discontinued operations, and accordingly, they are excluded from the results of continuing operations for the three and nine months ended September 30, 2002 and 2001.

Giving effect to the split that will occur when the Plan is consummated, Euroco's principal wholly-owned subsidiaries include Cablecom in Switzerland and Premium TV Limited in the UK. Euroco's primary minority-owned affiliates are Noos in France, iesy in Germany and B2 in Sweden. On November 23, 2001, Euroco's wholly-owned subsidiary that owned its cable business in France was merged into Noos. Upon consummation of the Plan, Euroco's interest in Noos will be distributed to France Telecom as part of the Plan and in connection with a pledge of Euroco's interest in Noos.

Cablecom's results of operations in the future are expected to improve due to the sale of its consumer electronics retail business which was completed in the fourth quarter of 2002. Although Cablecom's revenues will be reduced, its operating loss will also be reduced as a result of the sale.

Cablecom's results of operations may be affected by the following. Cablecom is involved in proceedings before the Swiss Price Regulator who is attempting to regulate the prices charged for basic television service provided by Cablecom. Cablecom is currently in negotiations with the Swiss Price Regulator with respect to a possible settlement of this matter. There can be no guarantee that these negotiations will be successful. In the event that Cablecom is unable to reach an acceptable settlement, the Swiss Price Regulator may choose to issue a final order requiring Cablecom to lower the prices it currently charges for basic television service. Cablecom believes that it has a number of alternatives available to it to prevent or delay such a price decrease, and intends to enforce vigorously these alternatives.

Revenues increased by 19.6% to $127.2 million in the three months ended September 30, 2002, as compared with $106.4 million in the three months ended September 30, 2001. The increase in revenues is primarily due to improvements in Cablecom's product offerings, and increases in the number of broadband, digital television and business customers. The increase in Cablecom's revenues is also partially a result of non-recurring items including an inventory sell-off in its consumer electronics retail stores in the three months ended September 30, 2002. In the three months ended September 30, 2002 and 2001, Cablecom accounted for 95.4% and 88.7%, respectively of consolidated revenues. Revenue in the three months ended September 30, 2001 included $3.3 million from Euroco's wholly-owned subsidiary that owned its cable business in France.

Operating expenses (including network expenses) increased to $66.2 million from $45.7 million primarily as a result of the increases in Cablecom's product offerings and customers, including digital services and broadband Internet. The increase in Cablecom's operating expenses is also partially a result of an inventory sell-off in its consumer electronics retail stores in the three months ended September 30, 2002. Cablecom accounted for 86.8% and 84.2%, respectively of consolidated operating expenses.

Selling, general and administrative expenses decreased to $35.5 million from $44.0 million, which reflects various cost savings efforts including restructurings announced in the third and fourth quarters of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 27.9% in 2002 from 45.8% in 2001.

Other charges of $16.3 million in the three months ended September 30, 2002 are non-cash charges to write-down certain long-lived assets to their estimated fair values based on Euroco's assessment that their carrying value was not recoverable. These charges include Cablecom goodwill primarily related to its consumer electronics retail business of $14.1 million and Premium TV other assets of $2.2 million. Other charges of $3.3 million in the three months ended September 30, 2001 were for information technology integration and for business rationalization consulting.

Corporate expenses decreased to $3.2 million from $11.4 million. Corporate expenses in 2001 included a write-down of certain investments of $4.0 million. The remainder of the decrease was due to a decrease in legal, accounting and other professional fees.

Depreciation and amortization decreased to $86.4 million from $142.7 million. Depreciation expense increased to $53.6 million from $45.0 million primarily due to an increase in Cablecom's depreciation of telecommunications and cable television equipment. Amortization expense decreased to $32.8 million from $97.7 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Amortization expense in the three months ended September 30, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $82.4 million, would have been $15.3 million.

Interest expense decreased to $36.3 million from $51.1 million as a result of the application of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, interest expense is included in the results of operations only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed priority, secured or unsecured claim. In accordance with the Plan, Euroco does not intend to make future interest payments on its outstanding publicly traded notes. Euroco's contractual interest for the three months ended September 30, 2002 was $62.4 million. The increase in contractual interest expense in 2002 as compared with 2001 is primarily due to additional borrowings under credit facilities subsequent to September 30, 2001. Interest of $41.1 million and $54.9 million was paid in cash in the three months ended September 30, 2002 and 2001, respectively.

Share of losses from equity investments increased to $81.4 million from $48.2 million in the three months ended September 30, 2002 and 2001, respectively. The 2002 amount includes a non-cash write-down of Euroco's investment in iesy of $40.6 million. Euroco reduced its investment in iesy based on its assessment that the carrying value was not recoverable.

Foreign currency transaction gains (losses) were gains of $1.6 million in the three months ended September 30, 2002 and losses of $5.9 million in the three months ended September 30, 2001. The change is primarily due to the effect of changes in exchange rates on receivables denominated in non-U.S. dollar currencies held by companies whose functional currency is the U.S. dollar.

Recapitalization items, net was a $10.1 million reversal of expense in the three months ended September 30, 2002. This reflects a $12.2 million reduction in Euroco's share of the total recapitalization costs incurred in the first half of 2002. NTL expects to incur approximately $26.0 million in additional recapitalization costs (exclusive of UK bank facilities amendment fees) until it completes the process.

Loss from discontinued operations decreased to $279.1 million in the three months ended September 30, 2002 from $810.2 million in the three months ended September 30, 2001. Loss from discontinued operations includes NTL Communications Corp. and subsidiaries losses of $279.3 million and $809.4 million in the three months ended September 30, 2002 and 2001, respectively, and NTL Australia adjustment to the gain on sale of $0.2 million and loss of $0.8 million in the three months ended September 30, 2002 and 2001, respectively. The change in the NTL Communications Corp. and subsidiaries loss is primarily due to a $271.8 million reduction in amortization expense mostly as a result of the adoption of SFAS No. 142, and a $202.2 million reduction in interest expense pursuant to SOP 90-7.

Net loss was $448.8 million and $1,031.5 million in the three months ended September 30, 2002 and 2001, respectively. This change was the result of the factors discussed above, particularly the $531.1 million reduction in loss from discontinued operations.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should", "intend", "plan," "will," "expects," "estimates", "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks (including those risks identified in the Company's annual report on Form 10-K/A-2 for the year ended December 31, 2001 and the Company's quarterly report on Form 10-Q for the three months ended June 30, 2002), uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include the following: the ability of the Company to complete the recapitalization process, the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

A Prospectus under the UK Public Offers of Securities Regulations 1995 in relation to the proposed offering of shares of common stock and warrants by NTL UK and Ireland in connection with the plan of reorganization has been published and copies are available free of charge at NTL's offices at Bartley Wood Business Park, Hook, Hampshire, RG27 9UP, UK during normal business hours on any weekday (excluding Saturdays and public holidays) until the effective date of the plan of reorganization. Nothing in this document should be treated as an invitation or inducement to engage in investment activity and nor treated as advice relating to legal or other matters

For more information contact:

In the US:

Analysts, Debt and Equity Holders:
Bret Richter, Senior Vice President Corporate Finance and Development Tamar Gerber, Director - Investor Relations
Tel: (+1) 212 906 8440, or via e-mail at investor_relations@ntli.com

Media:
Brunswick Group, Steve Lipin/Tim Payne
Tel: (+1) 212 333 3810

In the UK:

Analysts, Debt and Equity Holders:
Virginia Ramsden, +44 (0)20 7746 6826, or via e-mail at investorrelations@ntl.com

Media:
Alison Kirkwood, Media Relations, +44 (0)1256 752 662 / (0)7788 186154
Justine Parrish, Media Relations, +44 (0)207 746 4096 / (0)7966 421 991

Buchanan Communication, Richard Oldworth, Mark Edwards or Jeremy Garcia
Tel: +44 (0)20 7466 5000

APPENDIX
NTL Operating Statistics as of September 30, 2002
(subscriber totals in thousands)

                               NTL           NTL     Cablecom      1G/Noos      eKabel           B2
                              (UK)        (Ireland)   (Swiss)     (France)    (Germany)       (Sweden)    Equity       Gross
                            ---------------------------------------------------------------------------------------------------
RESIDENTIAL
Ownership Interest               100%         100%    100% (1)        27.0%        32.5%        34.0%

Homes in Franchise           11,411.2        472.8     1,909.4      3,447.0      2,800.0        302.4    15,550.2     20,342.8
Homes passed                  8,404.1        472.8     1,909.4      2,904.8      1,890.2        246.3    12,081.9     15,827.6
Homes marketed (Telco)        7,506.4         40.0           -         10.0            -            -     7,549.1      7,556.4
Homes marketed (CATV)         7,733.0        472.8     1,749.5      2,841.6      1,890.2        238.6    11,255.1     14,925.7

Customers                     2,667.0        368.0     1,594.7      1,049.2      1,289.0         84.9     5,206.1      7,052.7
                            ---------------------------------------------------------------------------------------------------
   Dual/Triple RGU            1,907.3          5.9       117.4         83.6            -            -     2,051.7      2,114.2
   Single RGU                   759.7        362.1     1,477.3        965.6      1,289.0         84.9     3,154.4      4,938.5

CATV                          2,065.3        368.0     1,594.7      1,012.0      1,289.0            -     4,565.6      6,329.0
                            ---------------------------------------------------------------------------------------------------
     Digital                  1,207.8         29.0        64.8        375.4            -            -     1,396.8      1,677.0
     Analog                     857.5        319.4     1,529.9        217.6      1,289.0            -     3,097.8      4,213.4
     Antenna                        -         19.6           -        419.0            -            -       132.7        438.6

Telephone                     2,425.0          5.9           -          2.0            -            -     2,431.4      2,432.9

Internet                      1,038.2          3.7       217.7        136.2          0.1         84.9     1,323.8      1,480.8
                            ---------------------------------------------------------------------------------------------------
    Dial-Up (ntlworld +
       other)                   459.8          2.5       100.3            -            -            -       562.6        562.6
    Dial-Up (non fee
       paying)                  171.0            -           -            -            -            -       171.0        171.0
    Digital TV Access            26.8            -           -            -            -            -        26.8         26.8
    Broadband                   380.6          1.2       117.4        136.2          0.1         84.9       563.4        720.4

RGUs (TV, Telco, BB)          4,870.9        375.1     1,712.1      1,150.2      1,289.1         84.9     7,560.5      9,482.3
Service Units (TV, Telco,
Int)                          5,528.5        377.6     1,812.4      1,150.2      1,289.1         84.9     8,320.9     10,242.7

RGUs/Customer                   1.83x        1.02x       1.07x       1. 10x        1.00x        1.00x       1.45x        1.34x
Service Units/Customer          2.07x        1.03x       1.14x       1. 10x        1.00x        1.00x       1.60x        1.45x

Penetration:
   CATV                         26.7%        77.8%       91.2%        35.6%        68.2%           --       40.6%        42.4%
   Telephone                    32.3%        14.8%          --        20.0%           --           --       32.2%        32.2%
   Customer                     34.5%        77.8%       91.2%        36.9%        68.2%        35.6%       46.3%        47.3%
   RGU                          63.0%        79.3%       97.9%        40.5%        68.2%        35.6%       67.2%        63.5%
   Service Unit                 71.5%        79.9%      103.6%        40.5%        68.2%        35.6%       73.9%        68.6%
   Dual / Triple                71.5%         1.6%        7.4%         8.0%         0.0%         0.0%       39.4%        30.0%

Quarterly Growth:
   Customers                   (29.2)        (3.6)         7.6         13.6          6.2            5      (18.8)        (0.4)
   RGUs                          33.3        (1.7)          18         22.7          6.3            5        59.1         83.6

Off-Net Telephony                97.6          4.2           -            -            -            -       101.8        101.8
                            ---------------------------------------------------------------------------------------------------
   Telephone                     22.9            -           -            -            -            -        22.9         22.9
   Telephone + Internet          74.7          4.2           -            -            -            -        78.9         78.9

(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,700 homes passed, 162,800 homes marketed, 154,600 subscribers, 1,500 broadband Internet subscribers and 156,100 RGUs.